Exhibit 99.1

[KPMG LETTERHEAD]

March 16, 2006

Crown Castle International Corp.

510 Bering Drive, Suite 600

Houston, TX 77057

Ladies and Gentlemen:

Pursuant to Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934, we inform you that we have been furnished a copy of Form 12b-25, to be filed by Crown Castle International Corp. on or about March 16, 2006, which contains notification of the registrant’s inability to file its Form 10-K by March 16, 2006. We have read the Company’s statements contained in Part III therein and we agree with the stated reason as to why we have been unable to complete our audit and report on the Company’s consolidated financial statements for the year ended December 31, 2005, to be included in its Form 10-K.

Very truly yours,

/s/ KPMG LLP